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                                                                     EXHIBIT 3.2

                           FIRST AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           HANDSPRING, INC. (DELAWARE)



         Handspring, Inc. (Delaware), a Delaware corporation (the "Corporation"), which was originally incorporated on March 27, 2000, hereby certifies that the First Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A, which is incorporated herein by this reference, has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, said Corporation has caused this First Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer.

Dated: April ___, 2000

                                        HANDSPRING, INC. (DELAWARE)



                                        ----------------------------------------
                                        Donna L. Dubinsky, President and Chief
                                        Executive Officer

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                                                                       EXHIBIT A


                           FIRST AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                HANDSPRING, INC.


                                    ARTICLE I

                 The name of the corporation is Handspring, Inc.


                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV


         The total number of shares of all classes of capital stock which the corporation has authority to issue is __________ shares, consisting of two classes: (i) __________ shares of Common Stock, par value $0.001 per share and
(ii) 9,300,000 shares of Preferred Stock, par value $0.001 per share. Of the 9,300,000 shares of Preferred Stock authorized to be issued by the corporation,
(i) 8,300,000 shares are hereby designated "Series A Preferred Stock" and (ii) 1,000,000 shares are hereby designated "Series B Preferred Stock." The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock, the Series B Preferred Stock, and the Common Stock are set forth below

         1. DEFINITIONS. For purposes of this Article IV, the following definitions apply:

                  1.1 "BOARD" shall mean the Board of Directors of the Company.

                  1.2 "COMPANY" shall mean this corporation.

                  1.3 "COMMON STOCK" shall mean the Common Stock, $0.001 par value, of the Company.


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                  1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend
         declared and paid on the Common Stock that is payable in shares of Common Stock.

                  1.5 "DIVIDEND RATE" shall mean $0.0892 per share per annum for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series A Preferred Stock) and $0.4308 per share per annum for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series B Preferred Stock).

                  1.6 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series B Preferred Stock is issued by the Company.

                  1.7 "ORIGINAL ISSUE PRICE" shall mean $2.23 per share for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series A Preferred Stock) and $10.77 per share for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series B Preferred Stock).

                  1.8 "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary (if in transactions that are primarily for non-financing purposes) that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

                  1.9 "PREFERRED STOCK" shall mean the Series A Preferred Stock and the Series B Preferred Stock.

                  1.10 "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.001 par value, of the Company.

                  1.11 "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, $0.001 par value, of the Company.

                  1.12 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

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         2. DIVIDEND RIGHTS.

                  2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for each series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock and Series B Preferred Stock, respectively, shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock and Series B Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of Series A Preferred Stock and Series B Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective Dividend Rate as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock or Series B Preferred Stock, respectively, in the amount of the annual Dividend Rate for the Series A Preferred Stock or Series B Preferred Stock, respectively, or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

                  2.2 Participation Rights. If, after dividends in the full preferential amount specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

                  2.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

         3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Company's stockholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to stockholders in the following manner:

                  3.1 Liquidation Preferences. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal

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to the Original Issue Price for each series of Preferred Stock plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

                  3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

                  3.3 Merger or Sale of Assets. A (i) reorganization, consolidation or merger (or similar transaction or series of transactions) of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such transaction or series of transactions do not, immediately after such transaction or series of transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of transactions; or (ii) a sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

                  3.4 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                           (a) The method of valuation of securities not subject
to investment letter or other similar restrictions on free marketability shall be as follows:

                                    (i) if the securities are then traded on a
         national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                                    (ii) if actively traded over-the-counter,
         then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                                    (iii) if there is no active public market,
         then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.


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                           (b) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

                  3.5 Notice and Waiver. The Company shall give each holder of record of Preferred Stock written notice of an impending liquidation, dissolution or winding up of the Company not later than ten (10) days prior to the stockholders' meeting, if any, called to approve such transaction, or twenty
(20) days prior to the closing of such transaction, whichever is earlier. The notice shall describe the nature of the impending transaction. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the notice provided for herein. Notwithstanding the foregoing provisions of this subsection 3.5, the periods and provisions specified herein may be shortened or waived upon the written consent of the holders of Preferred Stock that are entitled to such notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock.

         4. VOTING RIGHTS.

                  4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

                  4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

                  4.3 General. Subject to the foregoing provisions of this
Section 4, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

                  4.4 Board Size. The authorized number of directors of the Company's Board shall be ___ (__). The Company shall not alter the authorized number of directors in its Certificate of Incorporation, Bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, consenting or voting (as the case may be) separately as a class.

                  4.5 Board of Directors Election and Removal.

                           (a) Election. So long as at least 2,000,000 shares of
Series A Preferred Stock are outstanding (such number of shares being subject to proportional adjustment to reflect

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combinations or subdivisions of such Series A Preferred Stock or dividends declared in shares of such stock), (i) the holders of the Preferred Stock, voting together as a separate class, shall be entitled to elect two (2) directors of the Company; (ii) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Company; and
(iii) the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock, voting together as a single class shall be entitled to elect the remaining directors of the Company.

                           (b) Quorum; Required Vote.

                                    (i) Quorum. At any meeting held for the
purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum of the Preferred Stock or Common Stock, as the case may be, for the election of directors to be elected solely by the holders of the Preferred Stock or Common Stock, respectively, and
(B) of holders of Preferred Stock and Common Stock representing a majority of each of the voting power of all the then-outstanding shares (1) of Preferred Stock and (2) of Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock and the Common Stock.

                                    (ii) Required Vote. With respect to the
election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to subsection 4.5(a) above ("SPECIFIED STOCK"), that candidate or those candidates (as applicable) shall be elected who either:
(i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of the outstanding shares of such Specified Stock entitled to vote.

                           (c) Vacancy. If there shall be any vacancy in the
office of a director elected by the holders of any Specified Stock pursuant to subsection 4.5(a), then a successor to hold office for the unexpired term of such director may be elected by either: (i) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or if such vacancy is not filled by such directors (ii) the required vote of holders of the shares of such Specified Stock specified in subsection 4.5(b)(ii) above that are entitled to elect such director under subsection 4.5(a).

                           (d) Removal. Subject to Section 141(k) of the
Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection 4.5(a) or by any director or directors elected by holders of any Specified Stock as provided in subsection 4.5(c), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a


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written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 4.5(c).

                           (e) Procedures. Any meeting of the holders of any
Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.5, shall be held in accordance with the procedures and provisions of the Company's Bylaws, the Delaware General Corporation law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                           (f) Termination. Notwithstanding anything in this
subsection 4.5 to the contrary, the provisions of this subsection 4.5 shall cease to be of any further force or effect upon the earlier to occur of: (i) the first date on which the total number of outstanding shares of Series A Preferred Stock is less than 2,000,000 shares (such number of shares being subject to proportional adjustment to reflect combination or subdivisions of such Series A Preferred Stock or dividends declared in shares of such stock); or (ii) upon the merger or consolidation of the Company with or into any other corporation or corporations if such consolidation or merger is approved by the stockholders of the Company in compliance with applicable law and the Certificate of Incorporation and Bylaws of the Company in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation); or (iii) a sale of all or substantially all of the Company's assets.

         5. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:


5.1 Optional Conversion.

                           (a) At the option of the holder thereof, each share
of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

                           (b) Each holder of Preferred Stock who elects to
convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this

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subsection 5.1 is made in connection with an underwritten offering of the
Company's securities pursuant to the Securities Act of 1933, as amended, (which underwritten offering does not cause an automatic conversion pursuant to subsection 5.2 to take place) the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company's securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Company's securities in the offering.

                  5.2 Automatic Conversion.

                           (a) Each share of Preferred Stock shall automatically
be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $20,000,000 and the public offering price per share of which equals or exceeds $_________ per share before deduction of underwriters' discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in Section 5.4)); or (ii) upon the Company's receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock to the conversion of all then outstanding Preferred Stock under this Section 5.

                           (b) Upon the occurrence of any event specified in
subparagraph 5.2(a) (i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                  5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion

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(the "CONVERSION PRICE"). The initial Conversion Price for the Series A
Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock and the initial Conversion Price for the Series B Preferred Stock shall be the Original Issue Price for the Series B Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

                  5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time after the Original Issue Date, the Conversion Price of the Series A Preferred Stock and the Conversion Price of the Series B Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "COMMON STOCK EVENT" shall mean, at any time or from time to time after the Original Issue Date, (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

                  5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred


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Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a capital reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another corporation (except an event which is governed under subsection 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this
Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

                  5.8 Sale of Shares Below Conversion Price.

                           (a) Adjustment Formula. If at any time or from time
to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this subsection 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5 or a recapitalization, reclassification or other change as provided in subsection 5.6, or a reorganization, merger or consolidation as provided in subsection 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series A Preferred Stock or Series B Preferred Stock, as the case may be, in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                                    (i) The numerator of which shall be the sum
of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                                    (ii) The denominator of which shall be the
sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus

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(B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                           (b) Certain Definitions. For the purpose of making
any adjustment required under this subsection 5.8:

                                    (i) "ADDITIONAL SHARES OF COMMON STOCK"
shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of Preferred Stock; (B) shares of Common Stock (or options, warrants or other rights therefor) issued or issuable to employees, officers, or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary (if in transactions with primarily non-financing purposes) pursuant to stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; and (C) shares of Common Stock or Preferred Stock (or options, warrants or other rights therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions (provided such issuances are pursuant to transactions with primarily non-equity financing purposes), including, without limitation, shares of Series A Preferred Stock (and shares of Common Stock issued or issuable upon conversion thereof) issued or issuable to Comdisco, Inc. pursuant to that certain Subordinated Loan and Security Agreement.

                                    (ii) The "AGGREGATE CONSIDERATION RECEIVED"
by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                                    (iii) "COMMON STOCK EQUIVALENTS OUTSTANDING"
shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options (excluding any shares of Common Stock excluded from the definition of "Additional Shares of Common Stock" pursuant to subsection 5.8(b)(i)(B), after the Original Issue
Date) that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.


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                                    (iv) "CONVERTIBLE SECURITIES" shall mean
stock or other securities convertible into or exchangeable for shares of Common Stock.

                                    (v) The "EFFECTIVE PRICE" of Additional
Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 5.8, for the issue of such Additional Shares of Common Stock; and

                                    (vi) "RIGHTS OR OPTIONS" shall mean
warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                           (c) Deemed Issuances. For the purpose of making any
adjustment to the Conversion Price of the Series A Preferred Stock or Series B Preferred Stock required under this subsection 5.8, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock (as defined above) that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                                    (i) if the minimum amounts of such
consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                                    (ii) if the minimum amount of consideration
payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                                    (iii) if the minimum amount of consideration
payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be


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

recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

                  5.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's books.

                  5.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

                  5.11 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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                  5.12 Notices. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  5.13 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

         6. RESTRICTIONS AND LIMITATIONS.

                  6.1 Class Protective Provisions. So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting as a single class:

                           (1) amend its Certificate of Incorporation or Bylaws
in any manner that would alter, change or affect any of the rights, preferences, privileges or restrictions of the Preferred Stock;

                           (2) authorize any other equity security, including
any other security convertible into or exercisable for any equity security having rights or preferences senior to or on a parity with the Preferred Stock as to dividend rights, liquidation preferences, redemption or voting;

                           (3) merge or consolidate with or into any corporation
or effect any transaction or series of related transactions if such merger, consolidation or transaction or series of transactions would result in the stockholders of the Company immediately prior to such merger, consolidation or transaction or series of transactions holding less than a majority of the voting power of the stock of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) immediately after such merger, consolidation or transaction or series of transactions;

                           (4) sell all or substantially all the Company's
assets in a single transaction or series of related transactions;

                           (5) liquidate or dissolve; or

                           (6) declare or pay any dividends (other than
dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, purchase, redemption or acquisition (other than Permitted Repurchases), directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding.

                  6.2 Series Protective Provisions. So long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, as the case may be, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series A

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


Preferred Stock then outstanding and/or the Series B Preferred Stock then outstanding, as applicable, each voting as a separate class, take any of the following actions to the extent it effects such series of Preferred Stock:

                           (1) with respect to the holders of Series A Preferred
Stock, authorize additional shares of Series A Preferred Stock, and with respect to the holders of Series B Preferred Stock, authorize additional shares of Series B Preferred Stock;

                           (2) reclassify any outstanding shares of securities
of the Company into shares having rights, preferences or privileges senior to or on a parity with such series of Preferred Stock;

                           (3) authorize any other equity security, including
any other security convertible into or exercisable for any equity security having rights or preferences senior to such series of Preferred Stock as to dividend rights or liquidation preferences.

         7. MISCELLANEOUS

                  7.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

                  7.2 Consent to Certain Transactions. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to all Permitted Repurchases.

                                    ARTICLE V

         In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto, in accordance with the provisions of such Bylaws, to alter and repeal the Bylaws adopted or amended by the Board of Directors. Notwithstanding any other provisions of law, this First Amended and Restated Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this First Amended and Restated Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article V.

                                   ARTICLE VI

         To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is

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hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this provision, nor the adoption of any provision of this First Amended and Restated Certificate of Incorporation inconsistent with this Article VI, shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.



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